Exhibit 99.1

Vision-Sciences, Inc. Receives FDA Clearance To Market The World’s First Advanced Video-Based Cystoscopy Line For Use With Its New Generation EndoSheath® Technology.

Providing extraordinary vision and superior endoscopic systems to facilitate quality healthcare

ORANGEBURG, NY, January 4, 2008 – Vision-Sciences, Inc., (Nasdaq:VSCI) ("Vision-Sciences"), announced today that it has received 510(k) clearance from the U.S. Food and Drug Administration ("FDA") to market its new advanced digital, video-based flexible Cystoscope, which is used in conjunction with an integrated “built-in” light source, eliminating the need for a separate camera head, light guide cable and optical coupler.

Following the ENT (Ear, Nose and Throat) and TNE (Transnasal Esophagoscopy) endoscopes that were recently unveiled, the Cystoscope is the third in the series of uniquely advanced digital endoscopy platforms introduced by Vision-Sciences. These lightweight videoscopes facilitate diagnostic and therapeutic procedures with the introduction of the world’s smallest diameter videoscope insertion tube containing a high resolution, miniature CCD (charge coupled device) camera at the tip of the insertion tube, offering a sharp, high definition, vibrant, full screen image.

These advanced videoscopes are also the first in the world that do not contain difficult-to-clean operating channels associated with scopes from other manufacturers. Instead, Vision-Sciences’ scopes are used in conjunction with its patented, disposable, sterile Slide-On® EndoSheath® technology that covers the entire scope. The proprietary EndoSheath® technology not only isolates the endoscope from the patient, but contains a disposable operative channel.  This prevents instrumentation and patient tissue biopsies from coming in contact with the reusable scope, unlike when passed through the built-in channel of conventional scopes from other manufacturers.  The EndoSheath® Technology eliminates the need for elaborate high-level disinfection between procedures, leading to rapid equipment turnover, limiting capital investment for additional scope inventory, reducing staff exposure to toxic chemicals, and dramatically lowering repair and maintenance costs.

The CST-5000 flexible video cystoscope provides vivid images of the internal structures of the bladder.

The matters discussed in this 8-K filing include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking.  Vision-Sciences assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.